UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. )

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                                MMC ENERGY, INC.
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                (Name of Registrant as Specified In Its Charter)


                                 KARL W. MILLER
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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

The following press release was issued by Energy Holdings Limited LLC, G. William Eason and Karl W. Miller on March 18, 2008.

Investor Contacts:

Media Contacts:
G. William Eason
gwilliameason@gmail.com
(917) 591-6906

FOR IMMEDIATE RELEASE

           FORMER CHAIRMAN AND CEO OF MMC ENERGY, INC. (NASDAQ: MMCE)
   AND FOUNDING SHAREHOLDER GROUP INTEND TO NOMINATE A SLATE OF DIRECTORS FOR
                    ELECTION AT MMC'S MAY 2008 ANNUAL MEETING

WILMINGTON, NORTH CAROLINA, March 18, 2008 - Energy Holdings Limited LLC ("EHL"), a company comprised of MMC's founders, G. William Eason and Karl W. Miller, today announced that they intend to nominate a slate of directors for election at the May 2008 annual meeting of shareholders of MMC Energy, Inc. (NASDAQ: MMCE) ("MMC") and to solicit proxies from MMC's shareholders. The founding equity group intends to nominate highly qualified, experienced and execution-oriented individuals to replace the existing board of directors of MMC. EHL detailed their intentions in a letter dated March 7, 2008 that was delivered to MMC and is an exhibit to the Schedule 13-D filed on March 17, 2008. EHL, G. William Eason, EHL's Managing Member, and Karl W. Miller together own shares of MMC's common stock representing approximately 9.1% of MMC's outstanding shares. Miller is the founder and a former Chairman, CEO and director of MMC, as well as a major shareholder.

EHL requested in its March 7, 2008 letter that MMC's annual meeting be held in April 2008 due to the critical issues now facing the Company.

"As major investors, EHL is focused on creating an enterprise that is energetic, dynamic and execution oriented," said Eason. "We will propose a board that is positioned to manage a micro-cap growth company which is dependent upon a highly driven and focused management team".

The proposed new slate of directors will provide a fresh perspective and new ideas for ways to grow revenues and profits through targeted acquisitions and drive shareholder value. "We believe the alternative slate will benefit shareholders", said Eason.

The proposed nominees will form a highly-qualified, experienced and dedicated team that is committed to take the actions necessary to position MMC for long-term growth and profitability and increasing shareholder value. The nominees will be fully committed to acting in the best interests of all shareholders and the group has significant personal capital at risk by its holdings of MMC stock.

If elected, the nominees would not accept directors' fees and Mr. Miller, who received a cash payment of $1,121,762 (gross) from MMC as a result of his separation from MMC, would plan to reinvest a substantial portion of that amount in the form of purchases of MMC stock. Miller is the largest individual non-institutional investor of MMC.

"Since founding this Company, I have personally contributed cash for operations when MMC was a private firm, personally guaranteed debt and regularly purchased shares in the open market, and never sold even one share of stock. I continue to believe in MMC and am confident the true value of the Company is yet to be realized", said Miller.

EHL will solicit proxies in support of another shareholder proposal to prevent the current MMC board or management from taking action to obstruct the ability of shareholders to consider the alternative slate of nominees.

In response to the Company's announcement that it is relocating its current CEO to California, "We are pleased that the Board is listening to us, but without the simultaneous closure of the New York office, the inefficient use of MMC's cash and the direct and hidden costs of separating management only exacerbates the risk to shareholders," said Eason.

Proceeds from the June 2007 IPO were specifically earmarked for the Chula Vista and Escondido upgrades. Given the deteriorating credit market conditions, it is paramount that MMC preserve its cash to support and fund the projects. Structuring a non-dilutive debt instrument or an additional acquisition without consideration for the current market conditions poses a significant risk to shareholders." We are concerned about the Company's cash burn rate for general and administrative purposes", said Eason.

This is an exciting time to be in the energy business and we are confident our plan is best for MMC," Eason added. "It is time to get back to work."

IMPORTANT INFORMATION

EHL and Messrs. Eason and Miller intend to file with the Securities and Exchange Commission and mail to shareholders a proxy statement and proxy card to be used to solicit proxies in connection with MMC's May 2008 annual meeting. Shareholders are advised to read carefully the proxy statement and other information related to the solicitation when they become available because they will contain important information. When completed, a definitive proxy statement and a form of proxy will be mailed to MMC's shareholders and will be available, along with other relevant documents, at no charge, at the SEC's website at http://www.sec.gov. Information relating to the participants in such proxy solicitation will be contained in the proxy statement to be filed by EHL and Messrs. Eason and Miller.

                                      # # #

The following letter was delivered to the Board of Directors of MMC Energy, Inc. on March 7, 2008.

VIA EMAIL AND COURIER

March 7, 2008

The Board of Directors
MMC Energy, Inc.
26 Broadway, Suite 960
New York, NY 10004

Gentlemen,

We are writing to advise that Energy Holdings Limited LLC ("EHL") and Karl W. Miller intend to file a Schedule 13D with the Securities and Exchange Commission ("SEC") indicating their intent to solicit proxies for the election of their nominees for director at the 2008 annual meeting of shareholders of MMC Energy, Inc. ("MMC").

In addition, EHL and Mr. Miller request that the annual meeting of shareholders of MMC be advanced to April 2008 from the previously scheduled date in May. EHL and Mr. Miller have retained Chadbourne and Parke LLP as legal counsel to represent their shareholder interests.

EHL represents a majority of MMC's founding shareholders. Together, EHL and Mr. Miller represent 8.6% of the 13,917,347 outstanding shares of MMC, and intend to nominate a combination of directors, the majority of whom are execution-oriented energy executives with experience in managing growth businesses.

MMC is an early stage micro-cap development and growth company, facing critical issues that must be addressed immediately. Consistent with building shareholder confidence, the EHL slate is prepared to put personal capital at risk in the form of open market purchases of MMC stock and will further reduce cost by accepting reduced fees for their services as directors of a revamped MMC.

Additionally, Mr. Miller has committed to purchasing up to an additional $1 million of MMC stock personally should our proposed directors be elected. The majority of the current directors and managers have minimal capital invested in MMC.

MMC's market value has deteriorated to $37 million ($2.75 per share trade price on March 5, 2008). We are concerned that cash reserves are being depleted and the low stock price and the lack of liquidity will prevent MMC from ever realizing its true market value. The majority of EHL's nominees for director will be experienced energy executives with the execution capabilities required to position MMC for its stated and strategic future growth enhancing shareholder value.

As previously stated in this letter, EHL and Mr. Miller request that the annual meeting of shareholders currently scheduled for May 2008 be advanced to April 2008 so shareholders can promptly consider a new slate of directors that will take specific action to reposition MMC for future growth.

EHL and Mr. Miller will protect MMC shareholders should the current board of directors and management take any action that may obstruct the ability of shareholders to consider the alternative slate of nominees for director.

Additionally, the election of our proposed nominees will result in the immediate establishment of an executable growth-oriented strategy, substantial reduction in general and administrative costs by closing the New York City offices and relocating management and staff to California where the current operations are domiciled.

In conclusion, this letter shall serve as a reminder that no shareholder is entitled to preferential disclosure of information as it pertains to MMC's strategy regarding the sale of all or part of its assets, a merger, acquisition or any other material corporate transaction. The dissemination to select MMC shareholders of such information that is not available to the public creates disadvantages to shareholders who are not privy to identical information and is prohibited by rules established by the SEC.

If any MMC director or officer has held selective discussions or disseminated any such information with preference to any shareholders, MMC should promptly file a Form 8-K with the SEC and publish a general press release containing the contents of such privileged information.


Respectfully,

/s/ William Eason
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G. William Eason, M.D.
Founding Shareholder
Managing Member of EHL

IMPORTANT INFORMATION

EHL and Messrs. Eason and Miller intend to file with the Securities and Exchange Commission and mail to shareholders a proxy statement and proxy card to be used to solicit proxies in connection with MMC's May 2008 annual meeting. Shareholders are advised to read carefully the proxy statement and other information related to the solicitation when they become available because they will contain important information. When completed, a definitive proxy statement and a form of proxy will be mailed to MMC's shareholders and will be available, along with other relevant documents, at no charge, at the SEC's website at http://www.sec.gov. Information relating to the participants in such proxy solicitation will be contained in the proxy statement to be filed by EHL and Messrs. Eason and Miller.